Re:

1.

The WFOE Status of Taxus Pharmaceuticals, Inc’s PRC Subsidiary Hongshan Energy Technology Services (Taiyuan ) Company, Ltd.

2.

Validity and Enforceability of the Contractual Arrangements between Taxus Pharmaceuticals, Inc’s PRC Subsidiary and its Affiliated Operating Entities.

Date: 10/17/2012

To Whom It May Concern:

We are qualified to practice law in the People’s Republic of China (the “PRC”, which, for the purposes of this opinion, excludes the Hong Kong and Macau Special Administrative Regions and Taiwan). We have acted as PRC counsel to Taxus Pharmaceuticals, Inc, a Nevada corporation (the “Company”), and Hongshan Energy Technology Services (Taiyuan) Company, Ltd. 红杉能源技术服务（太原）有限公司(the “Hongshan Energy”), the Company’s PRC wholly owned subsidiary (the “Hongshan Energy”).

This option is rendered on the following matters:

1.

The “Wholly Foreign Owned Enterprise” Status of Taxus Pharmaceuticals. Inc’s PRC Subsidiary Hongshan Energy Technology Services（Taiyuan）Company, Ltd.

2.

The validity and enforceability of the contractual arrangements, a series of contracts entered into by and among the Company’s PRC Subsidiary Hongshan Energy and its Affiliated operating Entities Jinzhong Renji Pharmaceuticals Co., Ltd. 晋中仁济药业有限公司，a PRC limited liability company (the “Renji Pharmaceuticals”) and Shanxi Hongshan Pharmaceuticals Co., Ltd. 山西红杉药业有限责任公司，a PRC limited liability company (the “Hongshan Pharmaceuticals”), including Exclusive Business Cooperation and Management Agreement, Equity Interest Pledge Agreement, Exclusive Option Agreement and Power of Attorney entered on June 28, 2011 (the “ Contractual Arrangement”).

In rendering this option, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, company records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this option.

Based on the foregoing, we are of the option that:

1.

Hongshan Energy is duly organized, validly existing and in good standing as a Wholly Foreign Owned Enterprise (the “WFOE”) under the PRC laws.

2.

Each of Hongshan Energy, Renji Pharmaceuticals and Hongshan Pharmaceuticals is duly organized, validly existing and in good standing under the PRC laws and has the corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted.

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3.

Each of Hongshan Energy, Renji Pharmaceuticals and Hongshan Pharmaceuticals has the power and authority to enter into, exercise its rights and perform and comply with its obligations under the Contractual Arrangements to which it is a party. The shareholders of Renji Pharmaceuticals and Hongshan Pharmaceuticals (collectively the “Individuals”) have the necessary and full legal capacity to enter into, exercise his/her rights and perform and comply with his/her obligations under the Contractual Arrangements to which he or she is a party.

4.

The obligations of each of Hongshan Energy, Renji Pharmaceuticals and Hongshan Pharmaceuticals and the Individuals (collectively the “Transaction Parties”) under the Contractual Arrangements to which it/he/she is a party are legal, valid, binding and enforceable in accordance with their respective terms.

5.

The Contractual Arrangements to which each of the Transaction Parties is a party are in proper legal form for enforcement against each of the Transaction Parties in the PRC, as the case may be, in the PRC and contain no provision which is contrary to law.

6.

As of this day, all Transaction Parties, Renji Pharmaceuticals, Hongshan Pharmaceuticals, Signature have duly accomplished the registrations respectively with the Jinzhong City Administration of Industry and Commerce Management Bureau Development Zone Branch Bureau 晋中市工商行政管理局开发区分局. Hongshan Energy, Signature have duly accomplished the registrations with the Taiyuan Administration for Industry and Commerce 太原市工商行政管理局.

7.

There is no limitation on the fees payable under the Exclusive Business Cooperation and Management Agreement.

8.

Each of Transaction Parties’ agreements that Contractual Arrangements to which it is a party are governed by the laws of the PRC is legal, valid and binding under the laws of the PRC. Under the PRC Laws, each of the Transaction Parties can sue and be sued in its own name; none of Transaction Parties or any of their respective properties, assets or revenues, is entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment in the PRC.

9.

The reorganization effected through, and the business structure created as a result of, the Transaction Parties entering into, exercising its or his or her rights and performing its or his or her obligations under the Contractual Arrangements to which it or he or she is a party is, as a whole, valid, lawful and enforceable under PRC laws.

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10.

There is no applicable usury or interest limitation law in the PRC which would restrict the recovery of payments or the performance by each of the Transaction Parties of its obligations under the Contractual Arrangements.

11.

Each of the Transaction Parties will not be required by any laws of the PRC to make any material deduction or withholding from any payment they may make under the Contractual Arrangements.

12.

There are no government controls or exchange controls in relation to the observance by each of the Transaction Parties of its/his obligations under the Contractual Arrangements.

In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with authentic original documents submitted to us as copies and the completeness of the documents provided to us.

We have also assumed that no amendments, revisions, modifications or other changes have been made with respect to any of the documents after they were submitted to us for purposes of this opinion. We have further assumed the accuracy and completeness of all factual statements in the documents provided by the Company and/or its PRC subsidiary. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made in or pursuant to the documents.

This opinion is rendered on the basis of the PRC Laws effective as of the date hereof. There is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect and any such changes, amendments or replacements may be made by the central or local legislative, administrative and judicial authorities of the PRC and may become effective immediately on promulgation.

We do not purport to be expert on and do not purport to be generally familiar with or qualified to express opinions based on any laws other than the PRC Laws and accordingly express or imply no opinion herein based upon any laws other than the PRC Laws.

Yours Sincerely,

/s/ Ying Xie

     Seal:  /s/Shanxi Yingzhen Law Firm